Exhibit 99.1
INNOVAGE ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2024
DENVER, CO., September 10, 2024 - InnovAge Holding Corp. (“InnovAge” or the “Company”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail seniors, predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced financial results for its fiscal fourth quarter and full year ended June 30, 2024.

“We outlined an ambitious agenda last year focused on quality, compliance, and operational excellence and believe we delivered” said President and CEO Patrick Blair. “We are proud of the strong year over year financial results – and the positive momentum - as we move into the next phase of responsible growth and margin recapture.”
Financial Results

	Three Months Ended		Year Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
in thousands, except percentages and per share amounts
Total revenues	$199,401	176,874	$763,855	$688,087
Loss Before Income Taxes	(946)	(11,489)	(21,819)	(50,793)
Net Loss	(2,254)	(11,995)	(23,221)	(43,552)
Net Loss margin	(1.1)%	(6.8)%	(3.0)%	(6.3)%

Net Loss Attributable to InnovAge Holding Corp.	$(1,700)	$(11,177)	$(21,338)	$(40,673)
Net Loss per share - basic and diluted	(0.01)	(0.09)	(0.16)	(0.30)

Center-level Contribution Margin(1)	$36,578	$28,506	$132,064	$101,288
Adjusted EBITDA(1)	5,237	(334)	16,474	(3,425)
Adjusted EBITDA margin(1)	2.6%	(0.2)%	2.2%	(0.5)%
Fiscal Year 2024 Financial Performance
•Total revenue of $763.9 million, increased approximately 11.0% compared to $688.1 million in 2023
•Loss Before Income Taxes of $21.8 million, improved by 57.0% compared to a Loss Before Income Taxes of $50.8 million in 2023
•Loss Before Income Taxes as a percent of revenue of 2.9% improved 4.5 percentage points compared to Loss Before Income Tax as a percent of revenue of 7.4% in 2023
•Net loss of $23.2 million, compared to a net loss of $43.6 million in 2023

•Net loss margin of 3.0%, an improvement of 3.3% percentage points compared to a net loss margin of 6.3% in 2023
•Net loss attributable to InnovAge Holding Corp. of $21.3 million, or a loss of $0.16 per share, compared to a net loss of $40.7 million, or $0.30 per share in 2023
•Center-level Contribution Margin(1) of $132.1 million, increased 30.4% compared to $101.3 million in 2023
•Center-level Contribution Margin(1) as a percent of revenue of 17.3%, increased 2.6 percentage points compared to 14.7% in 2023
•Adjusted EBITDA(1) of $16.5 million, an increase of $19.9 million compared to negative $3.4 million in 2023
•Adjusted EBITDA(1) margin of 2.2%, an increase of 2.7 percentage points compared to negative 0.5% in 2023
•Census of approximately 7,020 participants compared to 6,400 participants in 2023
(1) Center-level Contribution Margin and Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. Effective for the year ended June 30, 2024, the Company has revised its calculation of Adjusted EBITDA and has recast the presentation for the year ended June 30, 2023 to conform to the current presentation. For more details and for a definition and reconciliation of these non-GAAP measures to the most closely comparable GAAP measures for the periods indicated, see “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures.”
Full Fiscal Year 2025 Financial Guidance

Based on information as of today, September 10, 2024, InnovAge is issuing the following financial guidance.

	Low	High
	dollars in millions
Census	7,300	7,750
Total Member Months(1)	86,000	89,000

Total revenues	$815	$865
Adjusted EBITDA(2)	24	31

Expected results and estimates may be impacted by factors outside the Company’s control, and actual results may be materially different from this guidance. See “Forward-Looking Statements - Safe Harbor” herein.

(1) We define Total Member Months as the total number of participants as of period end multiplied by the number of months within a year in which each participant was enrolled in our program. Management believes this is a useful metric as it more precisely tracks the number of participants the Company serves throughout the year.

(2)Adjusted EBITDA is a non-GAAP measure. See “Note Regarding Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP and Non-GAAP Measures” for a definition of Adjusted EBITDA and a reconciliation to net loss, the most closely comparable GAAP measure. The Company is unable to provide guidance for net loss or a reconciliation of the Company’s Adjusted EBITDA guidance because it cannot provide a meaningful or accurate calculation or estimation of certain reconciling items without unreasonable effort. The Company’s inability to do so is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including variations in effective tax rate, expenses to be incurred for acquisition activities and other one-time or exceptional items.

Conference Call
The Company will host a conference call this afternoon at 5:00 p.m. Eastern Time.  A live audio webcast of the call will be available on the Company’s website, https://investor.innovage.com/. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for a limited time.  To access the call by phone, please go to this link (registration link), for dialing instructions and a unique access pin.  We encourage participants to dial into the call fifteen minutes ahead of the scheduled start time.
About InnovAge
InnovAge is a market leader in managing the care of high-cost, frail, and predominantly dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care its participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers and government payors — “win.” As of June 30, 2024, InnovAge served approximately 7,020 participants across 20 centers in six states. https://www.innovage.com/.
Investor Contact:
Ryan Kubota
rkubota@innovage.com
Media Contact:
Lara Hazenfield
lhazenfield@innovage.com
Forward-Looking Statements - Safe Harbor
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. Examples of forward-looking statements include, among others, statements we may make regarding quarterly or annual guidance; financial outlook, including future revenues and future earnings; the viability of our growth strategy including our ability or expectations to increase the number of participants we serve, build and/or open de novo centers, or to identify and execute tuck-in acquisitions, joint ventures and strategic partnerships; our ability to control costs, mitigate the effects of elevated expenses, expand our payer capabilities, implement clinical value initiatives and strengthen enterprise functions; the ongoing effects of the macro-economic environment; our expectations with respect to audits, post-sanction work, legal proceedings and government investigations and actions; relationships and discussions with regulatory agencies; our ability to effectively implement operational excellence as a provider across all our centers; reimbursement and regulatory developments; market developments; new services; integration activities; industry and market opportunity; and the effects of any of the foregoing on our future results of operations or financial conditions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on currently available information and our current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control and may cause our actual results and financial condition to differ materially. Important factors that could cause our actual results and financial condition to differ materially include, among others, the following: (i) the viability of our growth strategy; (ii) our ability to identify and successfully complete acquisitions, joint ventures and strategic partnerships; (iii) our ability to attract new participants and retain existing participants; (iv) the impact on our business from ongoing macroeconomic related challenges, including labor shortages, labor competition and inflation; (v) inspections, reviews, audits and investigations under the federal and state government programs, including any corrective action and adverse findings thereunder; (vi) legal proceedings, enforcement actions and litigation malpractice and privacy disputes, which are costly to defend; (vii) under our PACE contracts, we assume all of the risk that the cost of providing services will exceed our compensation; (viii) the dependence of our revenues upon a limited number of government payors; (ix) the risk that our submissions to government payors may contain inaccurate or unsupportable information including regarding risk adjustment scores of participants, subjecting us to repayment obligations or penalties; and (x) the impact on our business of renegotiation, non-renewal or termination of capitation agreements with government payors.

Forward-looking statements are based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. We advise you to not place undue reliance on forward-looking statements and to review our risk factors and other disclosures included in the reports we file or furnish with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
Note Regarding Use of Non-GAAP Financial Measures
In addition to reporting financial information in accordance with generally accepted accounting principles (“GAAP”), the Company is also reporting Center-level Contribution Margin, Center-level Contribution Margin as a percentage of revenue, Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. These non-GAAP measures are supplemental measures of operating performance monitored by management that are not defined under GAAP and that do not represent, and should not be considered as, an alternative to net income (loss) before income taxes, net income (loss) before income taxes margin, net income (loss) and net income (loss) margin, as applicable, as determined by GAAP. We believe that these non-GAAP measures are appropriate measures of operating performance because the metrics eliminate the impact of certain expenses that, in the case of Adjusted EBITDA, do not relate to our ongoing business performance, allowing us to more effectively evaluate our core operating performance and trends from period to period. We believe that these non-GAAP measures help investors and analysts in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, including net income (loss) before taxes, net income (loss) before taxes margin, net income (loss), and net income (loss) margin.

The Company’s management uses Center-level Contribution Margin as the measure for assessing performance of its operating segments. In evaluating Center-level Contribution Margin on a center-by-center basis, you should be aware that we do not allocate our sales and marketing expense or corporate, general and administrative expenses across our centers. We define Center-level Contribution Margin as total revenues less external provider costs and cost of care, excluding depreciation and amortization, which includes all medical and pharmacy costs.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Our use of the term Adjusted EBITDA varies from others in our industry. We define Adjusted EBITDA as net loss adjusted for interest expense, net, other investment income, depreciation and amortization, and provision (benefit) for income tax as well as addbacks for non-recurring expenses or exceptional items, including charges relating to management equity compensation, litigation costs and settlement, M&A diligence, transaction and integration, business optimization and electronic medical record (EMR) implementation and gain on cost and equity method investments. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of our total revenue. Effective for the year ended June 30, 2024, the Company has revised its calculation of Adjusted EBITDA to no longer exclude de novo center development costs and to reflect the impact of other investment income. The presentation for the year ended June 30, 2023 has been recast to conform to the current presentation. For a full reconciliation of Center-level Contribution Margin and Adjusted EBITDA to the most closely comparable GAAP financial measure, please see the attachment to this earnings release.

Schedule 1
InnovAge
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	June 30, 2024	June 30, 2023
Assets
Current Assets
Cash and cash equivalents	$56,946	$127,249
Short-term investments	45,833	46,213
Restricted cash	14	16
Accounts receivable, net of allowance ($6,729 – June 30, 2024 and $4,161 – June 30, 2023)	48,106	24,344
Prepaid expenses	18,919	17,145
Income tax receivable	3,324	262
Total current assets	173,142	215,229
Noncurrent Assets
Property and equipment, net	193,022	192,188
Operating lease assets	28,416	21,210
Investments	2,645	5,493
Deposits and other	5,949	3,823
Goodwill	139,949	124,217
Other intangible assets, net	4,538	5,198
Total noncurrent assets	374,519	352,129
Total assets	$547,661	$567,358
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$55,459	$54,935
Reported and estimated claims	55,404	42,999
Due to Medicaid and Medicare	15,197	9,142
Income tax payable	—	1,212
Current portion of long-term debt	3,795	3,795
Current portion of finance lease obligations	4,599	4,722
Current portion of operating lease obligations	4,145	3,530
Deferred revenue	—	28,115
Total current liabilities	138,599	148,450
Noncurrent Liabilities
Deferred tax liability, net	7,460	6,236
Finance lease obligations	12,743	13,114
Operating lease obligations	26,275	18,828
Other noncurrent liabilities	1,298	1,086
Long-term debt, net of debt issuance costs	61,478	64,844
Total liabilities	247,853	252,558
Commitments and Contingencies (See Note 9)
Redeemable Noncontrolling Interests (See Note 4)	22,200	12,708
Stockholders’ Equity
Common stock, $0.001 par value; 500,000,000 authorized as of June 30, 2024 and 2023; 136,152,858 issued and 136,116,299 outstanding as of June 30, 2024 and 135,639,845 issued and outstanding as of June 30, 2023.	136	136
Treasury stock at cost, 36,559 shares as of June 30, 2024	(179)	—
Additional paid-in capital	337,615	332,107
Retained deficit	(68,311)	(35,944)
Total InnovAge Holding Corp.	269,261	296,299
Noncontrolling interests	8,347	5,793
Total stockholders’ equity	277,608	302,092
Total liabilities and stockholders’ equity	$547,661	$567,358

Schedule 2
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

	Three Months Ended		Year Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Revenues
Capitation revenue	$199,080	$176,568	$762,570	$686,836
Other service revenue	321	306	1,285	1,251
Total revenues	199,401	176,874	763,855	688,087
Expenses
External provider costs	102,691	94,978	403,010	374,528
Cost of care, excluding depreciation and amortization	60,132	53,390	228,781	212,271
Sales and marketing	6,541	6,125	24,957	19,627
Corporate, general and administrative	29,591	28,991	111,337	115,637
Depreciation and amortization	5,329	4,332	18,950	15,419
Total expenses	204,284	187,816	787,035	737,482
Operating Loss	(4,883)	(10,942)	(23,180)	(49,395)

Other Income (Expense)
Interest expense, net	(1,404)	(291)	(4,023)	(1,522)
Gain on cost and equity method investments	4,842	—	2,842	—
Other income	499	(256)	2,542	124
Total other income (expense)	3,937	(547)	1,361	(1,398)
Loss Before Income Taxes	(946)	(11,489)	(21,819)	(50,793)
Provision (Benefit) for Income Taxes	1,308	506	1,402	(7,241)
Net Loss	(2,254)	(11,995)	(23,221)	(43,552)
Less: net loss attributable to noncontrolling interests	(554)	(818)	(1,883)	(2,879)
Net Loss Attributable to InnovAge Holding Corp.	$(1,700)	$(11,177)	$(21,338)	$(40,673)

Weighted-average number of common shares outstanding - basic	136,023,975	135,632,641	135,902,214	135,593,824
Weighted-average number of common shares outstanding - diluted	136,023,975	135,632,641	135,902,214	135,593,824

Net loss per share - basic	$(0.01)	$(0.09)	$(0.16)	$(0.30)
Net loss per share - diluted	$(0.01)	$(0.09)	$(0.16)	$(0.30)

Schedule 3
InnovAge
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended June 30,
	2024	2023
Operating Activities
Net loss	$(23,221)	$(43,552)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Loss on disposal of assets	78	1,107
Provision for uncollectible accounts	7,010	3,340
Depreciation and amortization	18,950	15,419
Operating lease rentals	5,339	4,604
Gain on cost and equity method investments	(2,842)	—
Amortization of deferred financing costs	429	429
Stock-based compensation	6,832	4,608
Deferred income taxes	1,224	(11,525)
Other	1,449	167
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable, net	(30,333)	8,223
Prepaid expenses	(703)	(3,303)
Income tax receivable	(3,062)	6,499
Deposits and other	(2,829)	(1,263)
Accounts payable and accrued expenses	1,370	6,786
Reported and estimated claims	12,294	4,545
Due to Medicaid and Medicare	6,054	12
Income taxes payable	(1,212)	1,212
Operating lease liabilities	(5,610)	(5,187)
Deferred revenue	(28,115)	28,115
Net cash provided by (used in) operating activities	(36,898)	20,236
Investing Activities
Purchases of property and equipment	(7,914)	(23,354)
Purchases of short-term investments	(2,385)	(46,167)
Proceeds from sale of short-term investments	3,000	—
Proceeds from dissolution of equity method investments	4,842	—
Acquisition of business	(23,916)	—
Net cash used in investing activities	$(26,373)	$(69,521)
Financing Activities
Payments for finance lease obligations	(4,637)	(4,103)
Principal payments on long-term debt	(3,795)	(3,793)
Repurchase of equity securities	(179)	—
Contribution from joint venture partner	2,900	—
Taxes paid related to net settlements of stock-based compensation awards	(1,323)	—
Net cash used in financing activities	(7,034)	(7,896)

DECREASE IN CASH, CASH EQUIVALENTS & RESTRICTED CASH	(70,305)	(57,181)
CASH, CASH EQUIVALENTS & RESTRICTED CASH, BEGINNING OF PERIOD	127,265	184,446
CASH, CASH EQUIVALENTS & RESTRICTED CASH, END OF PERIOD	$56,960	$127,265

Supplemental Cash Flows Information
Interest paid	$4,063	$3,997
Income taxes paid	$4,452	$13
Property and equipment included in accounts payable	$181	$882
Property and equipment purchased under capital leases	$4,142	$9,131

Schedule 4
InnovAge
RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(IN THOUSANDS) (UNAUDITED)

Adjusted EBITDA

	Three Months Ended		Year Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net Loss	$(2,254)	$(11,995)	$(23,221)	$(43,552)
Interest expense, net	1,404	291	4,023	1,522
Other investment income(a)	(598)	(505)	(2,385)	(1,170)
Depreciation and amortization	5,329	4,332	18,950	15,419
Provision (benefit) for income tax	1,308	506	1,402	(7,241)
Stock-based compensation	1,692	1,272	6,832	4,993
Litigation costs and settlement(b)	2,076	1,943	4,878	9,782
M&A diligence, transaction and integration(c)	394	137	778	140
Business optimization(d)	727	2,117	4,399	10,535
EMR implementation(e)	1	1,568	3,660	6,147
Gain on cost and equity method investments(f)	(4,842)	—	$(2,842)	$—
Adjusted EBITDA	$5,237	$(334)	$16,474	$(3,425)

Net loss margin	(1.1)%	(6.8)%	(3.0)%	(6.3)%
Adjusted EBITDA margin	2.6%	(0.2)%	2.2%	(0.5)%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statement of operations. Effective for the year ended June 30, 2024, the Company has revised the calculation for Adjusted EBITDA to reflect the impact of investment income in 2024 and 2023.
(b)Reflects a $1.2 million reserve for a California wage and hour class action settlement for the year ended June 30, 2023 and each of the years ended June 30, 2023 and 2024 included charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A transaction and integrations, including the Concerto acquisition in December 2023. Effective for the year ended June 30, 2024, the Company has revised the calculation for Adjusted EBITDA to no longer exclude de novo center development costs in 2024 and 2023. De novo center development costs were $0.4 million and $0.5 million the three months ended June 30, 2024 and 2023, respectively, and $1.0 million for each of the years ended June 30, 2024 and 2023.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems, improve and support the efficiency and effectiveness of our operations, and third party support to address efforts to remediate deficiencies in audits. For the three months ended June 30, 2024 costs include (i) $0.5 million in third party consultants as we implement our core provider initiatives, asses our risk-bearing payor capabilities, and strengthen our enterprise capabilities and (ii) $0.2 million in fees associated with the Pinewood Lodge, LLLP (“PWD”) dissolution. For the three months ended June 30, 2023 costs include (i) $1.1 million related to organizational restructure, (ii) $0.7 million in third party consultants as we implement our core provider initiatives, asses our risk-bearing payor capabilities, and strengthen our enterprise capabilities, and (iii) $0.3 million related to charges for technology improvements and other non-recurring projects aimed at reducing costs and improving efficiencies. For the year ended June 30, 2024 costs include (i) $3.1 million associated with third party consultants as we implement our core provider initiatives, asses our risk-bearing payor capabilities, and strengthen our enterprise capabilities, (ii) $0.3 million of costs related to severance and other organizational costs, and (iii) $0.9 million related to charges for technology improvements, environmental sustainability, governance reporting, and other non-recurring projects aimed at reducing costs and improving efficiencies. For the year ended June 30, 2023, costs included (i) $1.8 million related to consultants and contractors performing audit and other related services at sanctioned centers, (ii) $5.7 million of costs associated with third party consultants to strengthen enterprise capabilities, (iii) $0.6 million related to the consolidation of the Germantown, Pennsylvania center, (iv) $1.1 million related to organizational restructure, and (v) $1.4 million related to other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)Reflects $4.8 million net benefit associated with the dissolution of PWD partially offset by $2.0 million impairment in Jetdoc investment.

Three Months Ended
March 31, 2024

Net Loss	$(6,184)
Interest expense, net	1,022
Other investment income(a)	(590)
Depreciation and amortization	5,062
Provision (benefit) for income tax	(224)
Stock-based compensation	1,551
Litigation costs and settlement(b)	897
M&A diligence, transaction and integration(c)	210
Business optimization(d)	738
EMR implementation(e)	355
Loss on cost and equity method investments(f)	118
Adjusted EBITDA	$2,955

Net loss margin	(3.2)%
Adjusted EBITDA margin	1.5%
_______________________
(a)Reflects investment income related to short term investments included in our consolidated statement of operations. Effective for the year ended June 30, 2024, the Company has revised the calculation for Adjusted EBITDA to reflect the impact of investment income in 2024 and 2023.
(b)Reflects charges/(credits) related to litigation by stockholders, litigation related to de novo center, and civil investigative demands. Costs reflected consist of litigation costs considered one-time in nature and outside of the ordinary course of business based on the following considerations which we assess regularly: (i) the frequency of similar cases that have been brought to date, or are expected to be brought within two years, (ii) complexity of the case, (iii) nature of the remedies sought, (iv) litigation posture of the Company, (v) counterparty involved, and (vi) the Company's overall litigation strategy.
(c)Reflects charges related to M&A transaction and integrations, including the Concerto acquisition in December 2023. Effective for the year ended June 30, 2024, the Company has revised the calculation for Adjusted EBITDA to no longer exclude de novo center development costs in 2024 and 2023. De novo center development costs were $0.1 million in the three months ended March 31, 2024.
(d)Reflects charges related to business optimization initiatives. Such charges related to one-time investments in projects designed to enhance our technology and compliance systems, improve and support the efficiency and effectiveness of our operations, and third party support to address efforts to remediate deficiencies in audits. For the three months ended March 31, 2024 costs include (i) $0.5 million in third party consultants as we implement our core provider initiatives, asses our risk-bearing payor capabilities, and strengthen our enterprise capabilities and (ii) $0.2 million related to charges for technology improvements and other non-recurring projects aimed at reducing costs and improving efficiencies.
(e)Reflects non-recurring expenses relating to the implementation of a new EMR vendor.
(f)Reflects $0.1 million impairment in Jetdoc investment ($2.0 million total impairment; balance recorded in three months ended December 31, 2023).

Center-Level Contribution Margin

	Year Ended June 30, 2024			Year Ended June 30, 2023
in thousands	PACE	All other(1)	Totals	PACE	All other(1)	Totals
Capitation revenue	762,570	—	762,570	686,836	—	686,836
Other service revenue	310	975	1,285	347	904	1,251
Total revenues	762,880	975	763,855	687,183	904	688,087
External provider costs	403,010	—	403,010	374,528	—	374,528
Cost of care, excluding depreciation and amortization	228,203	578	228,781	211,707	564	212,271
Center-Level Contribution Margin	131,667	397	132,064	100,948	340	101,288
Overhead costs(2)	136,284	10	136,294	135,264	—	135,264
Depreciation and amortization	18,477	473	18,950	14,959	460	15,419
Interest expense, net	3,845	178	4,023	1,342	180	1,522
Gain on cost and equity method investments	(2,842)	—	(2,842)	—	—	—
Other income	(2,542)	—	(2,542)	(124)	—	(124)
Loss Before Income Taxes	$(21,555)	$(264)	$(21,819)	$(50,493)	$(300)	$(50,793)
Loss Before Income Taxes as a % of revenue			(2.9)%			(7.4)%
Center- Level Contribution Margin as a % of revenue			17.3%			14.7%

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
in thousands	PACE	All other(a)	Totals	PACE	All other(a)	Totals
Capitation revenue	199,080	—	199,080	176,568	—	176,568
Other service revenue	78	243	321	84	222	306
Total revenues	199,158	243	199,401	176,652	222	176,874
External provider costs	102,691	—	102,691	94,978	—	94,978
Cost of care, excluding depreciation and amortization	59,976	156	60,132	53,252	138	53,390
Center-Level Contribution Margin	36,491	87	36,578	28,422	84	28,506
Overhead costs(b)	36,132	—	36,132	35,116	—	35,116
Depreciation and amortization	5,213	116	5,329	4,220	112	4,332
Interest expense, net	1,361	43	1,404	247	44	291
Gain on cost and equity method investments	(4,842)	—	(4,842)	—	—	—
Other income	(499)	—	(499)	256	—	256
Loss Before Income Taxes	$(874)	$(72)	$(946)	$(11,417)	$(72)	$(11,489)
Loss Before Income Taxes as a % of revenue			(0.5)%			(6.5)%
Center- Level Contribution Margin as a % of revenue			18.3%			16.1%

Center-Level Contribution Margin

	Three Months Ended March 31, 2024
(In thousands)	PACE	All other(a)	Totals
Capitation revenue	$192,756	$—	$192,756
Other service revenue	78	237	315
Total revenues	192,834	237	193,071
External provider costs	99,996	—	99,996
Cost of care, excluding depreciation and amortization	58,959	119	59,078
Center-Level Contribution Margin	33,879	118	33,997
Overhead costs(b)	34,727	1	34,728
Depreciation and amortization	4,929	133	5,062
Interest expense, net	978	44	1,022
Loss on cost and equity method investments	118	—	118
Other income	(525)	—	(525)
Loss Before Income Taxes	$(6,348)	$(60)	$(6,408)
Income (Loss) Before Income Taxes as a % of revenue			(3.3)%
Center- Level Contribution Margin as a % of revenue			17.6%
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(a)Center-level Contribution Margin from segments below the quantitative thresholds are primarily attributable to the Senior Housing operating segment of the Company. This segment has never met any of the quantitative thresholds for determining reportable segments.
(b)Overhead consists of the Sales and marketing and Corporate, general and administrative financial statement line items.